Exhibit 99.1

For Immediate Release — April 25, 2005

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone: (605) 333-7556

HF Financial Corp. Announces a Quarterly Diluted Earnings Per Share Increase of 42.3% and Declares Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.37 for the three months ended March 31, 2005 compared to $0.26 for the same period in the prior fiscal year, a 42.3% increase.

•                  For the nine months ended March 31, 2005, the Company reported EPS of $1.22 compared to $0.97 for the same period in the prior fiscal year, a 25.8% increase.

•                  Return on average equity for the nine months ended March 31, 2005 was 11.12% compared to 9.40% for the nine months ended March 31, 2004.

•                  Net interest margin increased $966,000, or 5.2%, to $19.6 million for the nine months ended March 31, 2005 from $18.7 million for the same period in the prior fiscal year. This increase was primarily due to a 8.8% increase in the Company’s interest-earning assets over the prior year.

•                  Asset quality indicators continue to improve over the prior year. The ratio of nonperforming assets to total assets decreased to 0.32% at March 31, 2005 from 0.48% at March 31, 2004.

•                  Net healthcare costs declined by $571,000, or 37.0%, for the nine months ended March 31, 2005 as compared to the same period in the prior fiscal year.

•                  The Company announced it will pay a quarterly cash dividend of 11 cents per share for the third quarter of the 2005 fiscal year. The dividend will be paid on May 18, 2005 to shareholders of record on May 4, 2005.

•                  The Company continued with its current stock buyback program during the third quarter ended March 31, 2005. During the current buyback period from May 1, 2004 to April 30, 2005, the Company has purchased 109,900 shares of which 58,100 shares were purchased during the third quarter.

•                  The Company approved a new stock buyback program to purchase 10% of the Company’s common stock beginning May 1, 2005 through April 30, 2006.

•                  Home Federal Bank, the banking subsidiary of the Company, has announced additional branch opportunities in the South Dakota communities of Harrisburg, Parker and Mitchell.

•                  The Company’s stock price achieved a new all-time high during the third quarter.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $4.5 million for the nine months ended March 31, 2005 compared to $3.6 million for the same period in the prior fiscal year. For the three months ended March 31, 2005, earnings were $1.3 million compared to $973,000 for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “Increased earnings per share are progressing according to our plan. Our sales teams are generating strong production volumes in all major business lines. This is significant in the face of increased competition, both price competition and new competitors entering our markets. Even with unexpected business loan payoffs, our sales efforts in business banking remain strong and growing. We are pleased with the strength of our earnings performance this year compared to last. Our strategy is to provide financial service based solutions for our customers — both business and consumers. Our entrée into the health savings account market is showing signs of good growth and it provides us with another opportunity to present a solution to our customers needs. We believe this financial solutions approach, coupled with high-quality service, will bring long-term value to our customers and shareholders. It also provides personal pride and satisfaction for our sales and service team.”

Mr. Hage stated, “Improving the quality of our office locations in Mitchell and Parker will provide a platform consistent with the image we want to create and we anticipate this will allow new growth opportunities in these markets. The plan for a new location in Harrisburg, SD maintains our commitment to be conveniently located in the Sioux Falls market. Harrisburg is located in Lincoln County, which is the fifth fastest growing county in the United States based on percentage of population.”

Mr. Hage continued, “We continue our efforts to demonstrate to the market our transition to a commercial bank model. Our investment in the lines of business to achieve this model are complete and our support systems are in place. Increased production in all lines of business will improve our efficiency ratio and our profitability. Managing the challenges of interest rate shifts is on-going and this model allows us to be more responsive and opportunistic in the face of these market changes. One of the strong indicators of our maturity as a commercial bank model is the strong asset quality imbedded in our portfolio. We have a well-balanced earning asset base combined with balanced sources of funding. Our long-term interest rate risk is low and reasonable due to the structure of our balance sheet. We will continue to position ourselves to grow in our marketplace with a strong emphasis on cost management. For these reasons and many more, we believe the value proposition is strong for our customers, employees and shareholders.”

Net interest income increased $966,000, or 5.2%, for the nine months ended March 31, 2005 as compared to the same period in the prior fiscal year. For the three months ended March 31, 2005, net interest income increased $111,000, or 1.8%, compared to the same period in the prior fiscal year. The Company’s net interest margin was 3.33% for the nine months ended March 31, 2005 as compared to 3.43% for the same period in the prior fiscal year. For the three months ended March 31, 2005, the net interest margin was 3.28% compared to 3.39% for the same period in the prior fiscal year

Provision for losses on loans and leases decreased $1.2 million, or 70.0%, for the nine months ended March 31, 2005 as compared to the same period in the prior fiscal year. For the three months ended March 31, 2005, provision for losses on loans and leases decreased $478,000, or 78.8%, compared to the same period in the prior fiscal year. The reduction in the provision for losses on loans and leases reflects continued strong credit quality, reductions in net charge-offs and reductions in nonperforming assets even with an increase in loan and lease balances. Net charge-offs decreased $1.1 million, or 59.7%, at March 31, 2005, as compared to the same period in the prior fiscal year. Nonperforming assets decreased $1.2 million, or 30.9% at March 31, 2005, as compared to the same period in the prior fiscal year. Loans and leases receivable increased $30.9 million, or 4.9%, at March 31, 2005, compared to March 31, 2004.

The decrease in noninterest income of $852,000, or 11.3%, for the nine months ended March 31, 2005 as compared to the same period in the prior fiscal year was primarily due to decreases in net gain on sale of loans of $579,000, loan servicing income of $89,000 and other noninterest income of $401,000 offset by increases in fees on deposits of $145,000 and trust income of $101,000. For the three months ended March 31, 2005, noninterest income decreased $107,000, or 4.8%, as compared to the same period in the prior fiscal year primarily due to decreases in net gain on sale of loans of $81,000, loan servicing income of $32,000 and other noninterest income of $50,000 offset by increases in trust income of $29,000 and fees on deposits of $27,000.

Noninterest expense increased $123,000, or 0.65%, for the nine months ended March 31, 2005 as compared to the same period in the prior fiscal year primarily due to an increase in compensation and employee benefits of $171,000 and other noninterest expense of $68,000 offset by a decrease in occupancy and equipment of $116,000. Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $974,000 for the nine months ended March 31, 2005, a decrease of $571,000, or 37.0% compared to the same period in the prior fiscal year. For the three months ended March 31, 2005, noninterest expense increased $3,000, or 0.05%, as compared to the same period in the prior fiscal year primarily due to an increase in other noninterest expense of $137,000 offset by decreases in compensation and employee benefits of $105,000 and occupancy and equipment of $29,000. Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $380,000 for the three months ended March 31, 2005, a decrease of $298,000, or 44.0% compared to the same period in the prior fiscal year.

The Company had total assets of $854.0 million and stockholders’ equity of $53.9 million at March 31, 2005. The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by HF Financial Corp. (the “Company”), including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

*                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

*                 Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

*      Forecasts of future economic performance.

*      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Interest, dividend and loan fee income:
Loans and leases receivable	$9,882	$8,927	$29,820	$27,645
Investment securities and interest-earning deposits	1,108	910	3,109	2,320
	10,990	9,837	32,929	29,965
Interest expense:
Deposits	3,259	2,503	8,971	7,576
Advances from Federal Home Loan Bank and other borrowings	1,449	1,163	4,332	3,729
	4,708	3,666	13,303	11,305

Net interest income	6,282	6,171	19,626	18,660

Provision for losses on loans and leases	129	607	504	1,678

Net interest income after provision for losses on loans and leases	6,153	5,564	19,122	16,982

Noninterest income:
Fees on deposits	1,008	981	3,255	3,110
Loan servicing income	351	383	1,132	1,221
Gain on sale of loans, net	164	245	500	1,079
Trust income	179	150	510	409
Gain on sale of securities, net	—	—	13	42
Other	424	474	1,253	1,654
	2,126	2,233	6,663	7,515
Noninterest expense:
Compensation and employee benefits	3,924	4,029	12,051	11,880
Occupancy and equipment	766	795	2,315	2,431
Other	1,613	1,476	4,707	4,639
	6,303	6,300	19,073	18,950

Income before income taxes	1,976	1,497	6,712	5,547
Income tax expense	632	524	2,260	1,983
Net income	$1,344	$973	$4,452	$3,564

Earnings per share:
Basic	$0.38	$0.27	$1.26	$1.00
Diluted	0.37	0.26	1.22	0.97

Weighted average shares:
Basic	3,539,876	3,565,211	3,542,377	3,568,128
Diluted	3,647,763	3,676,998	3,635,800	3,676,248

Outstanding shares: (end of period)	3,513,955	3,518,063	3,513,955	3,518,063

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	3/31/2005	6/30/2004	3/31/2004

Balance Sheet Data
Total assets	$854,010	$847,070	$823,208
Cash and cash equivalents	22,912	20,474	16,750
Securities available for sale	127,703	122,715	133,690
Loans and leases receivable, net	642,600	640,946	611,358
Loans held for sale	7,773	10,351	8,110
Deposits	650,728	658,719	643,168
Advances from Federal Home Loan Bank and other borrowings	104,210	93,750	84,538
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	53,902	51,649	50,759

Equity to total assets (end of period)	6.31%	6.10%	6.17%
Book value per share (1)	$15.33	$14.62	$14.43

Tier I (core) capital (2)	8.60%	8.28%	8.39%
Risk-based capital (2)	11.02%	10.54%	10.66%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$1,436	$1,561	$3,064
Accruing loans and leases delinquent more than 90 days	995	502	679
Foreclosed assets	272	212	172
Total nonperforming assets	$2,703	$2,275	$3,915

FASB Statement No. 5 Allowance for loan and lease losses	$3,334	$3,601	$3,532
FASB Statement No. 114 Impaired loan valuation allowance	5	4	76
Total allowance for loans and lease losses	$3,339	$3,605	$3,608

Ratio of nonperforming assets to total assets (end of period)	0.32%	0.27%	0.48%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.37%	0.32%	0.60%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.51%	0.55%	0.58%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	137.35%	174.75%	96.39%

(1) Equity divided by number of shares of outstanding common stock.

(2) Capital ratios for Home Federal Bank.

(3) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At March 31, 2005		At June 30, 2004
		Percent of		Percent of
		Loans in		Loans in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

One-to four-family (1)	$95,429	14.77%	$93,721	14.54%
Commercial real estate	95,739	14.82%	89,356	13.86%
Multi-family real estate	29,731	4.60%	42,572	6.61%
Commercial business (2)	116,189	17.99%	124,033	19.24%
Equipment finance leases	29,190	4.52%	27,019	4.19%
Consumer Direct (3) (4)	110,881	17.17%	108,755	16.87%
Consumer Indirect	92,955	14.39%	87,839	13.63%
Agricultural	66,248	10.26%	63,370	9.83%
Construction and development	9,577	1.48%	7,886	1.23%
Total Loans and Leases Receivable (5)	$645,939	100.00%	$644,551	100.00%

(1) Excludes $5,775 and $10,027 loans held for sale at March 31, 2005 and June 30, 2004, respectively.

(2) Includes $3,652 tax exempt leases at March 31, 2005.

(3) Includes mobile home loans.

(4) Excludes $1,998 and $324 student loans held for sale at March 31, 2005 and June 30, 2004, respectively.  During the second quarter of fiscal 2004, the Company began classifying its student loan portfolio as held for sale.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At March 31, 2005		At June 30, 2004
		Percent of		Percent of
		Deposits in		Deposits in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts (1)	$77,568	11.92%	$75,251	11.42%
Interest bearing accounts (1)	53,400	8.20%	45,738	6.94%
Money market accounts	212,301	32.63%	211,928	32.17%
Savings accounts	45,628	7.01%	63,670	9.67%
Certificates of deposit	261,831	40.24%	262,132	39.80%
Total Deposits	$650,728	100.00%	$658,719	100.00%

(1) Balances presented in original press release dated April 25, 2005 have been restated for this filing.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2005	3/31/2004	3/31/2005	3/31/2004
Balance, beginning	$3,514	$4,013	$3,605	$3,842
Provision charged to income	129	607	504	1,678
Charge-offs	(366)	(1,105)	(1,057)	(2,166)
Recoveries	62	93	287	254
Balance, ending	$3,339	$3,608	$3,339	$3,608

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2005		3/31/2004
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$662,446	6.00%	$616,528	5.95%
Investment securities (2) (3)	122,166	3.39%	104,935	2.95%
Total interest-earning assets	784,612	5.59%	721,463	5.51%
Noninterest-earning assets	64,808		61,337
Total assets	$849,420		$782,800

Interest-bearing liabilities:
Deposits:
Checking and money market	$262,884	1.67%	$232,182	1.11%
Savings	49,095	1.06%	50,333	0.59%
Certificates of deposit	259,397	2.71%	260,018	2.77%
Total interest-bearing deposits	571,376	2.09%	542,533	1.85%
FHLB advances and other borrowings	106,422	3.91%	77,956	4.81%
Subordinated debentures payable to trusts	27,837	5.78%	25,672	4.66%

Total interest-bearing liabilities	705,635	2.51%	646,161	2.32%
Noninterest-bearing deposits	73,145		66,192
Other liabilities	17,272		19,886
Total liabilities	796,052		732,239
Equity	53,368		50,561
Total liabilities and equity	$849,420		$782,800

Net interest spread (4)		3.08%		3.19%
Net interest margin (4) (5)		3.33%		3.43%
Return on average assets (4) (6)		0.70%		0.61%
Return on average equity (4) (7)		11.12%		9.40%

(1) Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2) Includes federal funds sold and Federal Home Loan Bank stock.

(3) Yields do not reflect the tax exempt nature of loans and municipal securities.

(4) Percentages for the nine months ended March 31, 2005 and March 31, 2004 have been annualized.

(5) Net interest margin is net interest income divided by average interest-earning assets.

(6) Ratio of net income to average total assets.

(7) Ratio of net income to average equity.